Exhibit 5.3

600 Superior Avenue, East Suite 2100 Cleveland, OH 44114 P 216.348.5400 F 216.348.5474

April 30, 2015

Cloyes Gear and Products, Inc.

c/o MPG Holdco I Inc.

47659 Halyard Drive

Plymouth, Michigan 48170

Re:	Guarantee of Cloyes Gear and Products, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Cloyes Gear and Products, Inc. (the “Company”), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) by MPG Holdco I Inc., a Delaware corporation (the “Issuer”), and certain guarantors, including the Company (collectively the “Guarantors”), relating to (i) the issuance of $600,000,000 in aggregate principal amount of the Issuer’s (as hereinafter defined) 7.375% Senior Notes due 2022 (the “Exchange Notes”) and (ii) the issuance by the Company of a guarantee, contained within the Indenture (the “Guarantee”) with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $600,000,000 of aggregate principal amount of the Issuer’s outstanding unregistered 7.375% Senior Notes due 2022 (the “Notes”). The Exchange Notes are substantially identical to the Notes.

The Exchange Notes will be issued pursuant to the Indenture (the “Indenture”), dated as of October 20, 2014, between the Issuer and Wilmington Trust, National Association, as trustee. The Guarantee will evidence the Company’s guarantee of the Issuer’s obligations under the Exchange Notes pursuant to the Indenture. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

As special counsel to the Company, we have examined:

a)	the Amended and Restated Articles of Incorporation of the Company, certified by the Ohio Secretary of State (the “Articles of Incorporation”);
b)	the Code of Regulations, certified by the Secretary of the Company;
c)	the certificate of good standing of the Company, issued by the Ohio Secretary of the State (the “Good Standing Certificate”);
d)	the resolutions adopted by unanimous written consent of the Board of Directors of the Company (the “Board”), dated October 20, 2014, pertaining to the authorization, issuance, execution, and delivery of, the Purchase Agreement, dated

Cloyes Gear and Products, Inc.

October 10, 2014, by and among, the Issuer, the Guarantors, and Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”), the Registration Rights Agreement, dated as of October 20, 2014, by and among the Company, the Guarantors, and the Representatives, the Indenture, dated October 20, 2014 (“Indenture”), which includes the Guarantee, as certified by the Secretary of the Company;
e)	the Indenture;
f)	the Registration Rights Agreement;
g)	the Purchase Agreement; and
h)	the Registration Statement.

The documents listed in items (e)-(h) above are sometimes collectively referred to herein as the “Transaction Documents.”

We have examined such records of the Company, such certificates of officers of the Company and of public officials, and originals, copies, or facsimiles of such other agreements, instruments, certificates, and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on a Secretary’s Certificate, dated the date hereof (the “Secretary’s Certificate”), a copy of which has been provided to you.

For purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

a)	the genuineness and authenticity of all signatures (whether on originals or copies of documents);
b)	the legal capacity of all natural persons;
c)	the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic, or facsimile copies thereof;
d)	that there have been no erroneous statements of fact made in any certificates of any public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein; and
e)	the completeness and accuracy of all statements of fact set forth in the Transaction Documents and all other documents reviewed by us, including without limitation the Secretary’s Certificate and Officer’s Certificate.

The opinions expressed below are limited to the published laws, rules, regulations, or judicial or administrative decisions in the State of Ohio, in effect as of the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Cloyes Gear and Products, Inc.

In rendering the opinion set forth in paragraph 1 below regarding the good standing of the Company, we have relied solely and exclusively on our review of the Good Standing Certificate.

Based on and subject to the foregoing and the other assumptions, exclusions, and qualifications in this letter, we are of the opinion that:

(1) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority to issue and to perform its obligations under the Indenture, including the Guarantee, and to enter into and deliver the Indenture, including the Guarantee, and (C) has taken all corporate action necessary to authorize the execution and delivery of the Indenture, including the Guarantee.

(2) Based solely on the certificate of an officer of the Company, the Company has executed and delivered the Indenture.

(3) When the Exchange Notes have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Company’s Guarantee will be validly issued.

This opinion is for your benefit in connection with meeting the requirements of the Securities Act of 1933, as amended (the “Act”), for the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion speaks as of its date and we undertake no, and hereby disclaim any, obligation to update this opinion.

Very truly yours,

/s/ MCDONALD HOPKINS LLC

MCDONALD HOPKINS LLC